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                                                                    EXHIBIT 21.1


              CURRENT SUBSIDIARIES OF BUCYRUS INTERNATIONAL, INC.



   Bucyrus Europe Holdings, Ltd.
        -Bucyrus Europe Limited
        -White line Plant Ltd.

   Wisconsin Holdings Pty. Ltd.
        -Bucyrus (Australia) Proprietary Ltd.

   Boonville Mining Services, Inc.

   Bucyrus (Africa) (Proprietary) Limited

   Bucyrus (Brasil) Ltda.

   Bucyrus International (Chile) Limitada

   Bucyrus Canada Limited

   Bucyrus India Private Limited

   Bucyrus (Mauritius) Limited

   Minserco, Inc.

   Von's Welding, Inc.

   Western Gear Machinery Co.
        -Equipment Assurance Limited

   BWC Gear, Inc.
        -BWP Gear, Inc.